Exhibit 10.3

PACIFIC PREMIER BANCORP, INC.
2012 LONG-TERM INCENTIVE PLAN

[NAMED EXECUTIVE OFFICER INCENTIVE] RESTRICTED STOCK AWARD AGREEMENT

Pacific Premier Bancorp, Inc., a Delaware corporation and any Subsidiary (the “Company”), hereby grants a restricted common stock (“Common Stock”) award (the “Stock Award”) to the person named below.  This Stock Award is issued pursuant to the Pacific Premier Bancorp, Inc. 2012 Long-Term Incentive Plan (as amended from time to time, the “Plan”) and the terms and conditions of this Stock Award shall be as set forth in the Plan and as are set forth in this Restricted Stock Award Agreement (“Agreement”).

Date of Grant: Date

Name of Holder:  Name

Number of Shares of Common Stock Covered by Award: Amount

Purchase Price per Share of Common Stock (if any):  $Amount

Restricted Stock Award	This Stock Award is intended to be a restricted stock award within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly.

Minimum Threshold Performance	Pacific Premier Bank Tier 1 Risk Based Capital Ratio of 8%

Vesting

If minimum threshold performance threshold is achieved as of December 31st of the year in which this Stock Award is made, this Stock Award shall vest according to the following schedule:

•                  33% immediately vested as of the first anniversary of the Date of Grant;

•                  33% vests as of the second anniversary of the Date of Grant; and

•                  33% vests as of the third anniversary of the Date of Grant.(1)

Regular Termination

Except as otherwise provided herein, if your service with the Company terminates for any reason, the unvested portion of your Stock Award will be forfeited at the close of business on your termination/resignation date.

(1)  Typical stock vesting period for employees would be equal annual installments over 3-5 years.

Change in Control

In the event your service is terminated by the Company without Cause or you resign with Good Reason, in either case within two years following a Change in Control, the unvested portion of your Stock Award shall vest in full at the close of business on your termination/resignation date.

Death	If you die while in service with the Company, your Stock Award will immediately vest in full in the year of your death.

Disability	If your service terminates because of your Disability, your Stock Award will immediately vest in full in the year of your disability.

Leaves of Absence

For purposes of this Stock Award, your service does not terminate when you go on a bona fide leave of absence approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is otherwise required by applicable law. However, your service will be treated as having been terminated 90 days after you begin a leave of absence, unless your right to return to work is guaranteed by law or by a contract. Your service shall terminate in any event when the approved leave of absence ends unless you immediately return to service. The Company shall determine which leave of absence counts as service for this purpose, and when your service terminates for all purposes under the Plan and this Agreement.

Withholding Taxes

The Company shall be entitled to deduct from other compensation payable to you any sums required by federal, state, or local tax law to be withheld with respect to the vesting of the Stock Award. In the alternative, the Company may require you to pay such required sums directly to the Company. If you are required to pay the sum directly to the Company, payment in cash or by check for such sums required to pay the taxes due shall be delivered to the Company. You may elect to have such tax withholding obligation satisfied, in whole or in part, by authorizing (i) the Company to withhold from vested shares of Common Stock to be issued by the Company, a number of shares of Common Stock with an aggregate Fair Market Value that would satisfy the tax withholding amount due, or (ii) a third party broker to sell a number of vested shares of Common Stock that are otherwise deliverable to you with an aggregate Fair Market Value that would satisfy the tax withholding amount due. The Company shall have no obligation upon vesting of shares of Common Stock to issue stock certificates to you for the vested shares of Common Stock until payment with respect to taxes due has been received, unless the tax withholding as of or prior to the vesting of Common Stock is sufficient to cover all sums due.

Investment Representations	By signing this Agreement, you agree not to sell any shares of

Common Stock acquired pursuant to this Stock Award at a time when applicable laws, regulations or the Company’s applicable trading policies prohibit such sale.

If the sale of vested shares of Common Stock under the Plan is not registered under applicable federal and state laws and regulations, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of receipt of the vested portion of the Stock Award that the vested shares of Common Stock being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and you shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

Tax Election

You have considered the availability of all tax elections in connection with the Stock Award, including the advisability of making of an election under Section 83(b) under the Code. In the event that you make a Section 83(b) election with respect to the Stock Award, in accordance with Section 1.83-2(d) of the United States Treasury Regulations, a copy of this election shall be furnished to the Company.

Transfer of Stock Award

Prior to your death, only you may hold the Stock Award to the extent that it represents unvested shares of Common Stock. You cannot transfer or assign this Stock Award to the extent that it represents unvested shares of Common Stock. For instance, you may not sell this Stock Award to the extent that it represents unvested shares of Common Stock or use it as security for a loan. If you attempt to do any of these things, this Stock Award will immediately become invalid. You may, however, dispose of this Stock Award in your will or transfer all or any portion of this Stock Award to a trust established for the sole benefit of you and/or your spouse or children, provided that the transferred portion of the Stock Award shall remain subject to the terms and conditions of this Agreement and the Plan.

Retention Rights	This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your service at any time and for any reason.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of shares of Common Stock covered by this Stock Award shall be adjusted pursuant to the terms of the Plan. Your Stock Award shall be subject to the terms of any agreement of merger, liquidation or reorganization in the event the Company is the subject of such a transaction.

Receipt and Delivery of Shares

You waive receipt from the Company of a certificate or certificates representing unvested shares of Common Stock pursuant to this Stock Award. You acknowledge that the Company shall retain custody of such certificate or certificates until the restrictions imposed by this Agreement on the unvested shares of Common Stock granted hereunder lapse. You acknowledge that, alternatively in the Company’s sole discretion, the unvested shares of Common Stock granted hereunder may be credited to a book-entry account in your name, with instructions from the Company to the Company’s transfer agent that such shares of Common Stock shall remain restricted until the restrictions imposed by this Agreement on such shares lapse. In such case, you will provide the Company with a duly signed stock power in such form as may be requested by the Company.

Legends	All unvested shares of Common Stock upon grant, whether in certificate form or book-entry account in your name, may bear such legends as may be required under applicable law.

Clawback

Notwithstanding any other provisions in the Plan or this Agreement, the Company may cancel any Award, require you to reimburse the Company for any Award you received (regardless of whether you previously, currently or subsequently received the Award), and effect any other right of recoupment of equity or other compensation provided under the Plan or any Award in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, you may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or any Award, in accordance with the Clawback Policy. By accepting this Award, you agree to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to choice of law provisions).

By signing below, you agree to all of the terms and conditions set forth herein and in the Plan, a copy of which is also attached. Capitalized terms that are not defined herein have the meaning ascribed to them in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PACIFIC PREMIER BANCORP, INC.	HOLDER:

Name:	Name:
Title: